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The following is a transcript of remarks given to Scientific-Atlanta’s employees by James McDonald, John Chambers and others on November 18, 2005.

Scientific-Atlanta, Inc.

Employee Meeting

Jim McDonald

I hope I don’t get you all pneumonia out here today. This is one of the first staff meetings we’ve had out here in this area before. I’d like to thank the people for setting all this up. Of course you’ve heard our announcement this morning and what I’d like to do is to say a few remarks and introduce you to introduce you to John Chambers and Mike (Vopee). Of course John is Chairman and CEO of Cisco—(CEO) Cisco Systems.

But I’d like to start off with a few comments. One is I think is that over the years you all have built and extremely successful company. And of course there’s three dimensions to our success. There’s our customers, our shareholders and our employees. First if you look at our customers and we just finished talking to a couple of customers up stairs. Time Warner’s (Lynn Rick) was one. Last night I talked to Tom Rutledge and Linda as well. I think what you find is our customers are very dependent upon us to deliver products and services to them. And they’ve built their business on depending upon us. And you all have done a great job in either meeting in most cases exceeding their expectations.

The second part is that we’ve built a very financially sound company. In recent years we’ve generated more than $300 million a share each year from operations and if you look at over the last 12 years, we’ve been able to take the stock from a split adjustment basis from $8 to ($)43. And we’ve been able to achieve a compound growth over that period of time of 15% per year. And I think most importantly is hopefully we’ve created a very good place for everyone to work and something that we value very much. And I believe we have the brightest and smartest and hardest working people in the world here. And it’s both an environment we hope to not only clearly maintain but we want to enhance as we to the future.

I’d like to start with a summary because these are really you all’s accomplishments. You know we get some of the credit for it but in reality, it’s all the people throughout the organization who really build that and make it the company that we have today.

The second I think you’d say is that as doing this, other people take notice in all the great things that you all have been accomplished. And in fact that’s what happened. Cisco Systems take notice of what you all accomplish and that’s how we got here today.

I would like to spend a couple of minutes and talk about the reason behind this transaction. The markets we serve are changing very rapidly. And we believe that that change is going to accelerate. We expect a variety of inner related changes are going to happen here. Technology advances are going to make new products available. Our customer markets are consolidating. In fact, we don’t know the exact number. If you look when I came here 12 years ago, we probably had over 100 customers of significance in the cable industry today.

And today we have two customers that represent over 30 million of those customers. So we work in a dynamic environment and there’s a tremendous amount of change and a tremendous amount of opportunity for us. And one of things we think as we go forward in our customer’s move towards bundled services, toward integrating these services, on demand services and personal services that we really needed to reach out and grab more scope to be able to address the needs of our customers. And we look for how to take advantage of that, provide value for our shareholders, provide a broader set of products to meet our customers’ needs, to leverage our complementary technologies with others and to find people that we could work with to basically work with on a compatible corporate (inaudible) basis. And I think when you look through all that, what we found is that we’ve found an excellent partner in Cisco here.

Today of course we announced that we’ve been acquired by Cisco Systems. Together we’ll have unmatched experience in delivery large scale video systems and integrated intelligent networks. We will also be able to deliver end to end products, solutions, services to support our customers around the world. And we believe that the combination has potential for great new opportunities and products and services that might not have existed otherwise.

I think you’ll find Cisco is a company very much like ours. It’s a world leader in networking technology for internet. Its vision is to change the way people work, live, play and learn. It was founded in 1984 by a group of computer scientists at Stanford University. Its corporate headquarters is in San Jose, California. It has 38,000 employees worldwide. Cisco’s revenue for fiscal year 2005 was $24.8 billion. Probably even more important, Cisco ranks number two in Fortune Magazines 2004 most admired companies for its industry segment. And I think you’ll be comfortable to know that it ranks 27th on the Fortune Magazine’s 2005 list as the 100 best companies to work for.

It’s going to take a few months to close this transaction. There’s a lot of things that we’ll have to work through our shareholder vote and government approvals. What I’d like for each of you to do is let’s not lose focus on our business. We want to continue to serve our customers and do what you all do so well, which is to meet their expectations. So until closing, we’ll have to operate as two independent companies. But upon closing, we’ll become a division of routing the service provider technology group at Cisco. I’ll remain and employee for the next couple of years and I’ve agreed with John that I would consult behind that. And I’d also tell you that 100% of our senior management team has signed up to stay on pass the closing. So we expect for some period of time our operation in Atlanta and around the world will continue to operate as we have in the past. However, over time, what we do we want to leverage these tremendous assets that Cisco can provide us to help us around the world in our markets.

I recognize that this is significant change for the company and undoubtedly you will have a lot of questions. John and I will try to take a few questions after we get finished with our remarks. But if you have additional questions, make sure you bring them to your managers and we’ll be glad to try to get you the answers.

I’d like to now introduce John. John is President and CEO of Cisco Systems since January of 1995 when he assumed that position. John has grown Cisco from $1.2 billion to $24.8 billion. John has received awards and recognition that are too numerous to list. Among them are the Woodrow Wilson Award for Corporate Citizenship, The Most Influential CEO in the Telecommunications Industry by Industrial Investment Magazine, The Most Influential Person in Communications by Telecom Magazine. Prior to his arrival at Cisco in 1991, John spent 8 years at (Wang) Laboratories and six years at IBM.

Also with us today is Mike Vopee, Senior Vice President of Cisco Systems, the service provider and routing group technology that we will report into. In his capacity, he’s lead Cisco’s overall strategies for the service provider market and is responsible for Cisco’s routing and access products. Since joining Cisco in 1994, Mike has been influential in creation of the company’s acquisition investment strategies and Cisco has acquired more than 70 companies during that tenure.

Now I’d like to turn the microphone over to John and let him address our group of employees. John welcome.

John Chambers

First to say that I’m excited to be here today would be an understatement. I’m finally with at team that speaks like I do. And I want you to help me teach that to the rest of the Cisco family on a global basis.

The tendency would be to start out in talking about the business logic behind the combination that Jim and I have decided to do with our boards. But I’m going to reverse that. I’m going to start with the people.

We share a common view that we’re like a family and that’s how Jim has always been focused here and that’s how Cisco’s been focused. To the best of my knowledge, I know every illness of every employee in Cisco, their spouse or their children. And we’re there to help them in a unique way. We believe that the network will change the world, change the way the world works, lives, (inaudible) and plays. And we think that as you begin to look at the future of a company or companies together, it’s all about people. And if you don’t do a good job of creating an environment that fosters innovation, that fosters security with high expectations of each other and also treat each other like a family I don’t think you can lead in this global economy. And so our focus has always been about how do you get the best and the brightest, how do you anticipate the transitions that will occur in our market and how do you get there before your competition does not by six months or a year but by three to five years.

As you’ll figure out over time, Jim and I can almost finish each other’s sentences. We have remarkably similar approaches to our cultures. Our view is that you create unprecedented opportunities for four key constituencies: your customers, your employees, your shareholders and your partners. We can almost talk about strategy with every one of our joint accounts in terms of our intensity, about how do we help our customers be successful. And we can nearly go through each of your top 18 leaders at the company in terms of their background, their schools, their directions. I’ve got one small confessions to make and I apologize for this. I’m a Duke Basketball fan. But other than that we’re going to see as pretty close together. And I’m anticipating coming to Atlanta and watching West Virginia play here in the Sugar Bowl coming up. So we’ve got a good chance of making that. I like the WVU, yes.

But if you look at what’s going to occur in the business—and this is where we do understand a common view. This industry is going to consolidate and consolidate brutally. You’re either part of that consolidation or you get there before somebody else does. It’s going to combine data, voice, video and mobility. And we would take this jointly to the consumer and to the service provider but over time to the enterprise as well. If we’re right and I firmly believe that we are—and Jim and I have talked to a number of customers in the last 24 hours. All of them have said you guys are right on the money with what you’re doing together and by the way, you should have done this before. And it’s the ability to get there before it becomes obvious to others and then to put it together.

Our attrition rate of our company in an industry in Silicon Valley it’s brutal. The Valley runs about 20% attrition. We run 4% voluntary. The companies that we acquire—the attrition in those companies is less than 4% so when we make an acquisition we view that what we’ve acquired and we’ve got to earn your trust and confidence this year and we will fail if we don’t hold the senior leaders and if we don’t hold the employees. And for those of you who are crazy enough to ever leave Atlanta and I’ve lived here for 2 years. And when I moved to Chicago in the middle of winter my wife said would you commute please. So my favorite city after where I live now has been Atlanta. But for those of you who are crazy enough to do it, we’d love to get you out to Silicon Valley as well. And so you will find that together we will offer more opportunities and more challenges than perhaps either of our organizations could have done by themselves.

But what Jim and I both share is it’s family. We love our companies. We love the people and not hesitant about saying that. And our role is to say how do we create an environment with that (both would lead the world). We create a secure environment that fosters innovation and how do we jointly really achieve our customers’ goals?

With that, let me stop at this time and ask Mike Vopee to come up and make a couple of comments. And then Jim and I and Mike will do questions and answers. Please Mike.

Mike Vopee

So I’m going to start with an apology. I don’t sound like John or Jim but John did promise to conduct special life lessons on my language skills so that I could actually start sounding like him. We started last night on the airplane I think. Is that right?

John:	Yeah Mike already speaks about four different languages: Japanese, Italian, English sometimes, a little Spanish.

So it’ll be a privilege to learn that language.

But I just wanted to make a couple of quick comments that underscore why this is such a great combination. And I’ll speak from a market perspective. John and Jim both talked about how worlds are converging. And as you probably all realize, with the advent of broadband, there’s this really high speed IP connections that are going to everybody’s homes. And the interesting thing about this technology called IP is that unlike the way we build communication systems over the last 100 years, it’s not really a technology that’s built to move just one application. It can move voice. It can move video. It can move data applications. It can move lots of interesting new kinds of applications. But there’s one hitch, which is that once a consumer starts to experience an application in a certain ways—consumer experience video. They watch television in a certain way. They’re not going to sign up to experience in something that’s anything less than that. They want that and more. And so the knowledge base that you’ve accumulated here over the last 20 years, 40 years actually and this (company’s existence is 50), 55 years, wow. That’s like my dad’s age. I’m just kidding. He’s a little older than that.

John:	Now Jim there’s a couple of things that (inaudible) smooth Mike out a little bit.

Jim:	Now only Al has been here since the start.

So that experience that you’ve accumulated, it clearly translates to an experience that consumers are getting. And that experience constitutes great technology that starts with semiconductors, RF knowledge, ability and know how on how to build low cost systems and carve out good margins out of a product that everybody thinks should be commoditized, knowledge based on how to put the system together so that the video system is not just a (inaudible) talking a network but it’s really a complete system that customer scan administer and deploy it and roll it out in scale and volume. All those things are knowledge based that are scarce and critical in the industry. What Cisco brings to the table is a lot of knowledge about IP. That’s the technology that we’ve built our company on. That’s what we’ve constructed-the world’s largest IP networks. And if you combine the two, that knowledge base and experience that you’ve accumulated in the world of video and what we bring to the table we can bring our customers a solution set which is absolutely unique in the market.

We’re going to have a lot of competition because competitors know how big this market is. When you transform, the consumers’ experience on their watched television, you create a massive, massive market segment in the media world, in the equipment world, in the service provider world. And keep in mind all of our customers are going to be starting to compete with each other ever more aggressively than in the past. And if we can have that combined solution base, we will be able to address those consumers’ needs better than anybody else in the market. And we will be able to address the market segments, which we believe is probably the biggest in the world in terms of telecommunications and video market combined in a way in which nobody else can and create massive success and also make a world where consumers can actually experience a type of entertainment that they’ve never had access to before. So it’s a fantastic opportunity.

To date I’ve had the privilege of actually meeting a lot of the management team here and I’m going to be spending a lot more time in Atlanta, speaking the right kind of language and hopefully spending more and more time with you and having the privilege to work with you to sort of build out this dream and vision that we have in transforming the way the industry and the market works. So I look forward to spending more time with you. I look forward to working with you. And I want to thank Jim and John for allowing us to have this opportunity to create this vision.

Question and Answer Session

Jim:	We’ll be glad to try a few questions if somebody wants to try.

Question:	Do you expect any (inaudible)? Do you anticipate any kind of problems with the government as far as the merger goes and any kind of roadblocks thrown out over the next three months due to the type of (inaudible)?

Jim:	We’ve looked at it. We wouldn’t expect anything in that area at all, no.

John:	And we don’t know how to spell that last word just for the record. But as you would expect, both of our teams have looked at what’s possible. You may get that second look in Europe but I think it’s going to be very smooth sailing.

Question:	Two questions: does the (ticker symbol) SFA go away and what about our pensions?

John:	We’re going to like this team Jim. They’re pretty direct but with southern charm.

Jim:	Well the ticker symbol will go away and we haven’t done anything to address anything but you know our view is that we’ll continue to—we’ll evolve into what Cisco offers over time. So we’ll go through evolutionary things to try to—because John of course—we need to have a common set of things across the company. So you know I think we’ll evolve things over time. But obviously the answer is this thing wasn’t built on taking things away or it wasn’t built on cost reductions and that kind of—it was built on the idea that we could greatly expand the opportunity to grow. So the whole theory here is that we want to grow the business. We want to develop it. We never had a discussion about can we take cost out. As far as pensions, I think over time-you know we’ve talked about different things relative to 401 but I would guarantee you that you know our objective is to preserve equal value for all our people.

John:	We’ve got $13.5 billion in cash so even by the time Mike retires, the younger generation, there will be plenty left.

Jim:	I think one of the things I’d add to that is that we I think at all levels have a common thought process of how we manage people, what we want to do. You know we’ve always tried to build a thing here where we know our most crucial asset is you all the people. And we’re not going to do anything to jeopardize this (ever).

Question:	Hey.

Jim:	Hey.

Question:	Both of y’all have talked about how this acquisition was best for customers, employees and shareholders. I think there’s no doubt it’s best for customers and with John talking about the retention rates that Cisco’s had I think it’s going to be good for employees. But I don’t understand how this is best for shareholders. For the past four or five years, Cisco’s stocks have mired and down low in the 17 to 20 range where SA’s has really done real well comparatively speaking. So long-term—I mean short-term there’s a good $10 premium we’re getting. But long-term, where’s the shareholder value?

Jim:	Well let me try that and believe me I’ve rehearsed. The way you kind of look at it—you know you have to look at two different shareholders. You have to look at the Cisco shareholders and you have to look at the Scientific Atlanta shareholders. Let me talk about the Scientific Atlanta shareholders first. If you looked at the offer today, it’s $43 and what will happen is each of our shareholders will receive that in cash. So—and if you’d say well how does that benefit our shareholders, you’d say well before we started getting the articles in the paper and you go back to our last earnings release, which was less than 30 days ago, you’d pick a benchmark about somewhere around October 27th. That was the day before the article hit the Atlanta paper here.

Our stock was trading at $33.63. Now when you think about that, you’ve got to realize that we have $10 in cash. So the value of the enterprise was 23. The value of the cash is 10 so our stock was trading at 33. The ongoing business is 23. The cash is 10. Well if you take the $43.00 offer of course, there’s $10 of cash in there. So for the shareholders, they will compare the 23 to the 33 and they will see a 40% premium. So if you look at the Scientific Atlanta shareholders, they will receive a 40% premium. Now if you look at the Cisco shareholders, what we really want to do is we want to build this into a growth engine that assists them in growing because the key thing that you know I’m sure John will complete this, the key thing that everybody pushes on is they want you to grow the business. I mean the way to make your stock price move is to grow the business. And if you grow the business on a relative basis, you’ll grow your earnings. So our shareholders will receive a very nice premium. They’ll be very happy. They’ll get their cash and then the key is now for us to work along with Cisco to really grow the business and to build value there. So they both should benefit.

John:	And just being very candid in the way that I like going back and forth. I love the tough questions because you love from every question that people ask you what’s on people’s minds. Our stock—Cisco’s stock is only up 150,000% since we (reached public). And we shared that in a way across our employee base that no company in history has ever done. Fifty percent of our stock options go to individual contributors. Now over the last four years, it’s been a brutal industry to be in the networking industry. Our top 12 competitors of a decade ago were worth 70 billion. We were worth 10. Today we’re worth 110 billion. They’re worth 60 billion and by the way eight out of the twelve are gone. So it has been a touch industry. They were at their peak up to 1 trillion dollars. They’re currently worth 60 billion, six cents on the dollars. However our growth rates are almost identical. And by definition, if you continue those growth rates and the profitability then the stocks will take care of themselves. We have grown for eight quarters in a row in the 12 to 15 percent range in orders, in the 10 to 13 percent range in revenues. I think you are currently in the 10 to 12 percent for this year but Jim and I both think and Mike together we can get that into 12 to 16 percent where your traditional growth rate has been. So the answer to your question is it really depends upon the multiple we can get the market comfortable with about our growth rates. So if we grow the stock it will take care of itself on that. I think it’s going to be a win to both shareholder groups and more importantly I think it’s going to be a win long-term to their appreciation. Now one of the fun things is if you don’t ask questions, I get to come down in the group and ask you questions. And it’s always fun because if you ask people question you can then rephrase the question in any format that you want. And so whenever I would come down in an audience often people (won’t get eye contact) because they’re worried they’re going to say all right, what’s your question.

Question:	I think a lot of concerns that people have—everyone’s apprehensive. SA has been—I think a phrase that I used with someone this morning is it’s been a nice truck that we’ve been able to drive. And it’s faithfully taken everybody down the road for 50 plus years. And we’re concern as to where we’re going with all this. Myself I see a lot of—the word everyone uses nowadays a lot of synergy here, a huge amount. I mean the world is going to IP based communications. SA is a leader in video and audio and market I guess I’ll call it a forerunner and (pick four transmission technologies). And we’d like to see how that all fits together. I think it’s going to be a positive thing.

John:	You know we’ve done 150 acquisitions. And in acquisitions the process is the same. First is we don’t acquire companies who haven’t been very successful. We don’t acquire companies who don’t have a tremendous amount of pride. We don’t acquire companies who aren’t’ focused on the customer or don’t match our culture. And so when you go through this, it’s always the same. On the one hand, you see the synergies. And if there’s one less one lesson learned of high tech over the last three decades, you’d better catch the market transitions before they become obvious. And the market transitions here I think are inevitable in terms of consolidation. But secondly you are like a family. And anytime there’s slight changes in an environment it makes us nervous. How many people in this room really like change? Yeah change is great when it happens to you, not when it happens to me. Anybody says they’re comfortable with change isn’t being candid and so realizing change makes us all uncomfortable. So when this occurs there’s the natural excitement of the synergies and opportunities and boy this makes sense in the long run but will things change because you are more than a truck. You’re pretty pass maneuvering when needed to be. And so the issue is natural. You’ll go through waves in terms of at first excitement, then a little bit of well will it change. How will it affect me? Is the culture going to be there? Is my job going to be here? Will I have more promotion? Will my retirement plans be protected? Then you’ll began to see the culture has advantages. You’ll get more comfortable. The concerns (the waves) will slow down, etc. But it’s a natural process to go through and if anybody in this room says I’m not a little bit uncomfortable with what (just) occurs, we’re probably not being as open with ourselves as we need to be. And the same thing is true from our side. We’re taking a good risk here, one that I’m completely a believer in. But we’re also doing it in a way that (inaudible) we traditionally have only done twice before in our history. So we will make this work together and the exciting thing is our chemistries are so uniquely similar in terms of how we express things. Our customer see that in a second. Even customers that you all at the present time don’t do much business with at Comcast is something we want publicly. And this is part of the Cisco family openness. Ryan Roberts last night said this makes tremendous since. This change is how I’ve used [blimp in the tape] and how I’ve used Cisco. And by the way, send anybody to me that you want me that you want to (impress) to tell them why this was the right thing for both of you to do. I mean the implications could be huge and it’s also going to be very good for all of us as people. Other questions? Sure.

Question:	You said that you talked to some of our customers, Time Warner and (you talk to any) of our new customers Telco like SBC, Verizon and what do they think about the merger?

Jim:	I talk to Randle Stephens, the President and Chief Operating Office of SBC last night. And John and I called him again today. And we iterated our commitment to his projects and what we’re doing with him. And we reiterated our commitment to building long-term relationships with him. And I tell you, Randle was quite positive when we talked to him today. That would be my view.

John:	Yeah the neat thing is that there’s certain customers you have a stronger relationship than we do. There’s others that we have a very strong relationship with as well. And so if you look at the (Telsters) of the world, the BT’s of the world when we first shared it with them, they said this makes a lot of sense and when can we get started. And we were talking today. We actually think our toughest issue is to not get too many new opportunities on the plate too fast because you all have a track record of being able to deliver on your commitments. And we don’t want to spread the team too think at the front end.

Jim:	International telephone opportunities are the ones that will come the fastest (inaudible).

Question:	Well first let me say how exciting this news is but I would like to keep in mind that there’s some of us who work in functions that have historically been outsourced by Cisco or with products that are directly competing with some of Cisco’s products. So—

John:	I got. I just wanted to make you sweat a little bit before I finished the questions. So the question is very basically, at Cisco we have 5,000 people in manufacturing. Are you going to keep the manufacturing? The answer is absolutely yes. You all have the best manufacturing plant in Mexico. Our team went down there and our team is not easily impressed. And they said this is the best manufacturing plant that we’ve ever seen in Mexico. And soothe ability to work together there is key. Secondly, in terms of the product over net, the neat thing about the markets we’re about to go into, it’s not about do we have enough opportunity. It’s more how do we take the talent we have and apply it. So there may be some of us including myself at times may be in different roles but I think you will find that neither Jim nor I have any intention of changing the headcount except in a very positive way. Well our (inaudible) about Georgia Tech you guys produce unbelievable engineers. And so the talent in part of the market to be able to track that is very unique. So that’s how we view the marketplace. We expect your attrition to be at the current levels or below. And we actually see the job creation and growth, assuming we execute well, which we’re all going to deliver on, be very, very positive.

Question:	Do you have any forecast on the long range in fact on the campus that we have here and our other offices. I know that’s Cisco is based out of San Jose and there was a little joke earlier about if we wanted to move to Silicon Valley. Was that a foreshadowing or—

John:	First of all I’ve already become very attractive to your campus when I understand that you’ve got 300 acres. Secondly I love to fish and I understand that you’ve got some bass out in the pond there. (I’m going to try) a little bit shortly. And third we clearly know-and this is the neat thing about our cultures-I know if we move this campus 30 miles away, it would put huge stress on many people in this room just from the commute. And so Atlanta traffic hasn’t changed since I was here 20 years ago. So the probability of not only staying on this campus but expanding it I think are the mostly likely scenario going forward.

Jim:	I think the key opportunity is to go capture the opportunity and see if we can’t fill up the rest of the 300 acres.

John:	Mike made a comment research Triangle Park even though it’s in the North Carolina state area and Duke area. I say that with a little bit of healthy give and take because I realize that if Duke gets beat now by Georgia Tech I’m going to have trouble living that down this year. But we’ve grown RTP consistently every year since we’ve located there. So we believe in getting the best and the brightest and the critical mass. We acquired you all for you all. I mean it’s about people. The last thing we’d want to do is change that.

Question:	How do you compare this acquisition with other Cisco acquisitions in the past?

John:	You know I’m going to have Mike do a couple of these questions just so you all get use to his style and his directness and a sense of humor, which we’re still working on.

Mike:	For the record I am almost 40 just so you know. The answer to your question is that I would say it’s similar in some ways and different in other ways. It’s similar in the sense that the objective is to take two entities in the market, go after a new opportunity and expand into that opportunity. It’s important to recognize that one consistent theme in every single Cisco acquisition that we have done has been about growth and opportunity rather than cost savings. We’re not a cost savings organization. We’re a growth organization. So in that context, the theme is very, very similar to other transactions that we have done. Where it’s somewhat different of course is that it’s larger than the typical acquisition that Cisco does. It’s not the largest because at one point in time a few years back when we acquired a company called Stratacom, we added about 20% of employees to our company in one day. And so we grew a lot in one day through that acquisition. And then there were subsequent transactions where we added a lot of employee base. So it’s not totally unusual but most of our transactions are a little bit smaller and they integrated in just to part of the Cisco fabric. Because we recognize that things are a little bit different here, we’re also going to treat that situation differently where we’ve decided to maintain the Scientific Atlanta entity as an independent unit for some period of time, which is probably a year, two years and so forth before we attempt any dramatic changes to the organization. We will obviously try to make sure synergies exist in collaboration obviously from a professional services deployment (side care) perspective. We make sure that synergies exist from a technology and development point of view so that your transmission systems or your (inaudible) boxes connect better with the network IP infrastructure that we build. We’ll make sure those synergies occur but at the same time we don’t want to mess with the formula that’s working well. So in that sense, we’re going to take a little bit of a different independent integration approach where you are a more of a stand alone unit. You can continue to build the capabilities that you have while we do a moderate degree of integration from a technology and from a side care perspective where we can leverage the strengths that you have in those areas. That’s the basic mix. So we recognize that it’s not exactly like what we’ve done in the past in some ways. And we want to make sure that we moderate our approach to bringing the companies together to make sure that we don’t lose the key assets that have made you so successful at what you do.

Question:	Hi. I’ll ask the sales guy question. We’re very excited about what’s going on. Two questions: one is how quickly—I realize that we’re going through the approval process for March or April timeframe. But we’d like to be able to take advantage of the Cisco family as quickly as possible. So do you see any potential of us to engage before the March from a sales perspective? And second, with this new Telco drive that we’ve had, we’ve built some new relationships with some other integrators. How do you see that playing out in the next six months?

John:	Breaking it into two pieces. First we have to be very careful until our companies are formally put together to start doing key issues and working together. So we’ll probably have to get a set of guidelines out to our sales force because the minute we announce this all of the sudden we saw emails going back and forth about what we could do together very quickly, which means you’ve really got it right in the marketplace. So we really need to provide some guidance to the field. We’ll try to get the deal closed as soon as possible but until then Jim I think we have to be pretty independent if I understand it right.

Jim:	Yeah we’ll get Michael Beesie to put out some guidelines for us. And you know there’s a thing called gun-jumping, which means you can’t operate as a merged company until you’re actually merged. So there’s some rules out there that we have to comply with and a good point. I’ll ask Michael Beesie and Wally Hazel to make sure that we get some guidelines out. But you know there’s some things we can talk about now. We just can’t operate as a combined entity and that’s just kind of the rules of the game. So we’ll get you some guidelines. And the second part of the question—

Question:	The partnerships that we’ve developed especially on the Telco side.

Jim:	Well one of the reason obviously I called Randle Stephens this morning is we’re partnered there with Ocatel and Microsoft. And we have calls going to all of them today. We continue—obviously we’re going to honor everything we’ve committed to in the past. So you know in those cases where we’re part of those deals they have to go on. And you know the answer is in the world we live in, you know you’ve got to just realized that sometimes you partner with people. Sometimes you compete with them and you’re living in both worlds. And we can do that.

Question:	Yes good morning. We’re all right now going through our choices, selections for benefits for next year particularly medical and things like that. I wondering how this would affect that.

John:	I think the correct answer is all of stuff stays in place for a minimum of two years. So we’ve got plenty of transition in this thing.

John:	But we are going to have some fun together using our own technology about how we get second and third opinions on healthcare etc and doctors. And so I always believe there’s two things as a culture we should lead in and teach the rest of the world how to do it. First is education and we were honored to our (joint education) initiative to receive the state department’s top core for citizenship award last week as a company. Secondly, after Katrina, our employees gave $2.3 million which the company matched to 4.6. Then we made a $40 million commitment to redo education not just to build back Mississippi and the Gulf States but to skip a generation and build 21st century education for the future of this country because we’re lagging behind. Our system in my opinion is broken in the K-12 and we’ve got to really think about how we change that. The same thing is true in healthcare. How do we as the example really use our own technology not only to do what you already have protection on today but make it even more effective in terms of second opinions and in terms of enrollments, changes, things of that type? So you all’s decision but I’d like to see you get even more involved in some of the education issues and the healthcare issues.

Jim:	As you look to the benefit side there’s some give and takes. I think their medical plan is probably a little bit better than ours. Our 401K, ours may be a little bit better but there’s some give and takes in there. And if you look at it, they’re very comparable.

John:	Jim I don’t know your view on the timing. I sit here and answer questions all the time. We got a couple of more minutes?

Jim:	Why don’t we try one or two more and then we will probably need to adjourn.

Question:	Scientific Atlanta experienced a lot of growth during the mid 90s. And a lot of us were hired during that time period of which the stock was at $94, $95 a share. So a significant amount of us have a lot of stock that’s underwater. And I was wondering if that would be addressed or will—underwater, way underwater. Or will those be actually just lost with options?

Jim:	We all have a few of those don’t we? Probably the good thing is I think if it’s accurate though is if you look out over the last ten years I think it’s eight years of the ten of the stock options are in the money. Obviously when our stock got to a multiple of 100 times PE, we weren’t quite able to sustain that. So I suspect those are—we’re all going to lose those options. But the good news is most of them are good.

Question:	Between now and when the close occurs, what’s going to happen to all the good earnings that SFA is going to generate? How do we take advantage of that because the stock is now capped at 43? Are we going to have some good things happening you know DVRs and burners inside our (set tops) and that’s going to make—how do we capture that between now and then?

Jim:	Well as we go forward, we’ll fold into the Cisco option program. So anything we do to generate earnings that helps our stock we’re going to get an advantage down the road. So ours will be capped obviously where it needs to be because that cap’s the size of the transaction. But you know and John can speak to this. They have a very good option program. They (keep it) very deep in their organizations and the way to build the value in the future is to all work together to make the business grow and make the stock go up.

Question:	What’s going to happen to all the good things between now and then? Where is that caption? Whose accounting does that go?

Jim:	Well it goes into ours but they will get it obviously and the reason they’ll obviously get this is you know we’re talking about pretty short period here. I mean we’re talking about if the FCC doesn’t review it, we may have this thing done in 60 days. If they review it, it probably goes to 90 days but that’s—you know we’re talking two to three months in here.

Question:	We appreciate your courage standing out here and we thank you for that. Thank you very much.

Jim:	Well you know the point I’d kind of close with is you know you all have done a fantastic job for the company, for the shareholders and I think for each other. And you know there’s not enough words to be able to tell you thanks for all that. And I’m sure that we collectively as a group will give the same commitment to John and Mike that we’ll do the same for our combined businesses now. And I couldn’t be more proud of all of you. And I just want to thank you for all the things you’ve done. And I think the great testimonial to everybody is the comments this morning relative to customers is the major thing is they want to make sure all the people stay in place here and that they continue to work with them because we’ve built great relationships with our customers over the last 55 years. And along with you all, it’s our most valuable thing. So thank you all very much and I’ll let John kind of close. [Applause.] You’re going to embarrass me now but I would like to wish you all a good Thanksgiving and once again thanks.

John:	I believe leadership is about creating a culture and a family. I believe leadership is about also always answering the questions very honestly from the heart and very candidly. Change will make us all uncomfortable but it’s so important that the leaders have the courage to make the changes when the market changes. I was with one company that didn’t do that, IBM, and it took them two decades to recover. I was with another company, Wang Laboratories that was on top for 35 years and didn’t make the changes and never recovered. This industry is about talent but it’s also about the ability to anticipate changes and go there. I really care for your leadership team. I make my living in part reading people. I would trust Jim with my life or with my family. Our chemistry between our two companies is very unique. Each of us had some unique strengths and limitations but they are remarkably similar in many ways. I’m old fashion. I partner for life. I hold us to a very high level of expectations but clearly on the (closing) point, it’s all about people. We would have never even considered this if we didn’t know that you all were world class. And our intent was not only to say how to stay together as a family long term but how to grow it. So I look forward to many visits here over the years, catching some grief on how our sports teams are doing in between, talking about some of the unique areas to fish and do other things in this part of the world. And once again it’s an honor to be a part of your family. You’re a world-class operation. We’re honored to be a part of your team. Have a great day.

End of CD

Additional Information and Where to Find It

In connection with the proposed acquisition and required shareholder approval, Scientific Atlanta will file with the Securities and Exchange Commission a preliminary proxy statement and a definitive proxy statement. The proxy statement will be mailed to the shareholders of Scientific-Atlanta. Scientific-Atlanta’s shareholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the acquisition and Scientific-Atlanta. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at its web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Scientific-Atlanta by going to Scientific-Atlanta’s Investor Relations page on its corporate website at www.scientificatlanta.com.

Scientific-Atlanta and its officers and directors may be deemed to be participants in the solicitation of proxies from Scientific-Atlanta’s shareholders with respect to the acquisition. Information about Scientific-Atlanta executive officers and directors and their ownership of Scientific-Atlanta common stock is set forth in the proxy statement for the Scientific-Atlanta 2005 Annual Meeting of Shareholders, which was filed with the SEC on September 27, 2005. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of the Scientific-Atlanta and its respective executive officers and directors in the acquisition by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC.

In addition, Cisco and its officers and directors may be deemed to have participated in the solicitation of proxies from Scientific-Atlanta’s shareholders in favor of the approval of the acquisition. Information concerning Cisco’s directors and executive officers is set forth in Cisco’s proxy statement for its 2005 annual meeting of shareholders, which was filed with the SEC on September 26, 2005, and annual report on Form 10-K filed with the SEC on September 19, 2005. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to Cisco’s Investor Relations Website at http://www.cisco.com/go/investors.